Registration No. 333-

    As filed with the Securities and Exchange Commission on January 23, 2004
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ----------------------





                           NEWMONT MINING CORPORATION
             (Exact name of Registrant as specified in its charter)

                                    Delaware
                         (State or other jurisdiction of
                         incorporation or organization)


                                   84-1611629
                      (I.R.S. Employer Identification No.)


                               1700 Lincoln Street
                             Denver, Colorado 80203
                                 (303) 863-7414
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


                              Britt D. Banks, Esq.
                           Newmont Mining Corporation
                               1700 Lincoln Street
                             Denver, Colorado 80203
                                 (303) 863-7414
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                             Maureen Brundage, Esq.
                                White & Case LLP
                           1155 Avenue of the Americas
                            New York, New York 10036
                                 (212) 819-8200


     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.|X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

                                                    CALCULATION OF REGISTRATION FEE
 ===================================================================================================================================
                                                                    Proposed maximum       Proposed maximum
          Title of each class of               Amount to be          offering price       aggregate offering         Amount of
       Securities to be registered             registered (1)         per unit (1)             price (1)          registration fee
 -----------------------------------------------------------------------------------------------------------------------------------
 Common  Stock (and associated Preferred
   Stock Purchase Rights) (2)
 Warrants for Common Stock (3)
 Total......................................US$150,000,000(4)           100%(4)           US$150,000,000(4)      US$12,135(5)
 ===================================================================================================================================

(1)  Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of
     1933, as amended (the "Securities Act").

(2)  Subject to note (4) below, there is being registered hereunder an indeterminate number of shares of common stock (and associated preferred stock purchase rights) of Newmont Mining Corporation (the "Company") as may be issued from time to time at indeterminate prices, including shares issuable upon exercise of warrants.

(3)  Subject to note (4) below, there is being registered hereunder an indeterminate number of warrants of the Company as may be issued from time to time at indeterminate prices entitling the holder to purchase shares of common stock of the Company.

(4)  In no event will the aggregate offering price of all securities issued from time to time under this registration statement and the Company's Registration Statement on Form S-4 (No. 333-92029) exceed US$200,000,000 or the equivalent therof in one or more foreign currencies, foreign currency units or composite currencies.

(5)  Pursuant to Rule 429 under the Securities Act, the prospectus included in this registration statement also relates to
     $50,000,000 maximum aggregate offering price of securities previously registered under the Company's Registration Statement on
     Form S-4 (No. 333-92029). The registration fee with respect to the $50,000,000 maximum aggregate offering price of securities registered under such Registration Statement was paid at the time such Registration Statement was filed. This Registration
     Statement constitutes Post-Effective Amendment No. 3 to the Registration Statement on Form S-3 (Registration No. 333-92029).

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                           NEWMONT MINING CORPORATION

     We may offer by this prospectus the following securities to the owners of businesses, properties or assets that we may acquire:

     o    Common Stock and

     o    Warrants to purchase Common Stock.

     The specific terms upon which we will issue these securities will be determined by negotiations with the owners of the businesses, properties or assets that we acquire.

     We will not pay any underwriting discounts or commissions in connection with issuing securities in acquisitions, although we may pay finder's fees in specific acquisitions. Any person receiving a finder's fee may be deemed an underwriter within the meaning of the Securities Act of 1933, as amended.

     The persons who receive in acquisitions securities pursuant to this prospectus, including shares issued upon the exercise of warrants, also may, offer and resell from time to time those securities pursuant to this prospectus, subject to certain conditions.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities that may be offered by this prospectus or has determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


     This prospectus is dated
                             ------------------.

                                TABLE OF CONTENTS


ABOUT THIS PROSPECTUS......................................................... 1

NEWMONT MINING CORPORATION.....................................................1

RISK FACTORS...................................................................1

ACQUISITION TERMS..............................................................9

DESCRIPTION OF OUR CAPITAL STOCK..............................................10

DESCRIPTION OF COMMON STOCK WARRANTS..........................................20

UNITED STATES FEDERAL INCOME TAXATION........................................ 22

SELLING SECURITY HOLDERS......................................................26

LEGAL OPINION.................................................................26

EXPERTS.......................................................................26

WHERE YOU CAN FIND MORE INFORMATION...........................................27

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. The shelf process allows us to sell or otherwise offer any combination of the securities described in this prospectus at one or more times. All references to "dollars" or "$" in this prospectus refer to United States currency unless otherwise specified.

     This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement with specific information about the terms of the securities. The prospectus supplement may also update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information".

                           NEWMONT MINING CORPORATION

Background

     Newmont Mining Corporation's original predecessor corporation was incorporated in 1921 under the laws of Delaware. On February 13, 2002, at a special meeting of the stockholders of Newmont Mining Corporation, the stockholders approved adoption of an Agreement and Plan of Merger that provided for a restructuring of Newmont Mining Corporation to facilitate the February 2002 acquisitions described below and to create a more flexible corporate structure. Newmont Mining Corporation merged with an indirect, wholly-owned subsidiary, which resulted in Newmont Mining Corporation becoming a direct wholly-owned subsidiary of a new holding company. Newmont Mining Corporation was renamed Newmont USA Limited and the new holding company was renamed Newmont Mining Corporation. There was no impact to the consolidated financial statements of Newmont Mining Corporation as a result of this restructuring and former stockholders of Newmont Mining Corporation became stockholders of the new holding company. In this prospectus, "Newmont Mining," "we," "our" and "us" refer to Newmont Mining Corporation and/ or our affiliates and subsidiaries.

     We are engaged in the production of gold, the exploration for gold and the acquisition and development of gold properties worldwide. We produce gold from operations in North America, South America, Australia, New Zealand, Indonesia, Uzbekistan and Turkey. We are also engaged in the production of, and exploration for, silver, copper and zinc.

     Our principal executive offices are located at 1700 Lincoln Street, Denver, Colorado 80203. Our telephone number is (303) 863-7414.

                                  RISK FACTORS

     Investment in our securities is subject to risks and uncertainties.

     Every investor or potential investor in Newmont should carefully consider the risks that are set forth below, which have been separated into two groups:

     o    risks related to the gold mining industry generally; and

     o    risks related to our operations.

     Other risks may be subsequently identified and the risk factors set forth below may be modified or updated in documents that we file subsequent to the date of this prospectus with the SEC which are incorporated by reference into this prospectus, as described in "Where You Can Find More Information" or in a prospectus supplement, if any to this prospectus.

Risks Related to the Gold Mining Industry Generally

     A Substantial or Extended Decline in Gold Prices Would Have a Material Adverse Effect on Newmont

     Our business is extremely dependent on the price of gold, which is affected by numerous factors beyond our control. Factors tending to put downward pressure on the price of gold include:

     o    sales or leasing of gold by governments and central banks;

     o    a low rate of inflation and a strong U.S. dollar;

     o    global and regional recession or reduced economic activity;

     o    speculative trading;

     o    decreased perception of geopolitical or economic risk;

     o decreased demand for gold for industrial uses, use in jewelry, and investment;

     o high supply of gold from production, disinvestment, and scrap and hedging;

     o sales by gold producers in forward transactions and other hedging transactions; and

     o devaluing local currencies (relative to gold priced in U.S. dollars) leading to lower production costs and higher production in certain major gold-producing regions.

     Any drop in the price of gold adversely impacts our revenues, profits and cash flows, particularly in light of our "no-hedging" philosophy. We have recorded asset writedowns in recent years as a result of a sustained period of low gold prices. We may experience additional asset impairments as a result of low gold prices in the future.

     In addition, sustained low gold prices can:

     o reduce revenues further by production cutbacks due to cessation of the mining of deposits or portions of deposits that have become uneconomic at the then-prevailing gold price;

     o    halt or delay the development of new projects;

     o reduce funds available for exploration, with the result that depleted reserves are not replaced; and

     o reduce existing reserves, by removing ores from reserves that cannot be economically mined or treated at prevailing prices.

     Also see the discussion of "Gold Price" in Item 1, "Business" in our Annual Report on Form 10-K for our most recently completed fiscal year.

     Gold Producers Must Continually Obtain Additional Reserves

     Gold producers must continually replace gold reserves depleted by production. Depleted reserves must be replaced by expanding known ore bodies or by locating new deposits in order for gold producers to maintain production levels over the long term. Gold exploration is highly speculative in nature, involves many risks and frequently is unproductive. No assurances can be given that any of our new or ongoing exploration programs will result in new mineral producing operations. Once mineralization is discovered, it may take many years from the initial phases of drilling until production is possible, during which time the economic feasibility of production may change. As a result, reserves may decline as gold is produced if they are not adequately replaced.

     Estimates of Proven and Probable Reserves are Uncertain

     Estimates of proven and probable reserves are subject to considerable uncertainty. Such estimates are, to a large extent, based on interpretations of geologic data obtained from drill holes and other sampling techniques. Gold producers use feasibility studies to derive estimates of cash operating costs based upon anticipated tonnage and grades of ore to be mined and processed, the predicted configuration of the ore body, expected recovery rates of metals from the ore, comparable facility, equipment, and operating costs, and other factors. Actual cash operating costs and economic returns on projects may differ significantly from original estimates. Further, it may take many years from the initial phase of drilling before production is possible and, during that time, the economic feasibility of exploiting a discovery may change.

     Increased Costs Could Affect Profitability

     The total cash costs at any particular mining location are frequently subject to great variation from one year to the next due to a number of factors, such as changing ore grade, metallurgy and mining activities in response to the physical shape and location of the ore body. In addition, cash costs are affected by the price of commodities such as fuel and electricity. Such commodities are at times subject to volatile price movements, including increases that could make production at certain operations less profitable. A material increase in costs at any one location could have a significant effect on our profitability.

     Mining Accidents or Other Adverse Events at a Mining Location Could Reduce Our Production Levels

     At any of our operations, production may fall below historic or estimated levels as a result of mining accidents such as a pit wall failure in an open pit mine, or cave-ins or flooding at underground mines. In addition, production may be unexpectedly reduced at a location if, during the course of mining, unfavorable ground conditions or seismic activity are encountered; ore grades are lower than expected; the physical or metallurgical characteristics of the ore are less amenable to mining or treatment than expected; or our equipment, processes or facilities fail to operate properly or as expected.

     The Use of Hedging Instruments May Prevent Gains Being Realized from Subsequent Price Increases

     Consistent with our "no-hedging" philosophy, we do not intend to enter into new material gold hedging positions and we intend to decrease our hedge positions over time by opportunistically delivering gold into our existing hedge contracts, and by seeking to unwind our hedge positions when economically attractive. Nonetheless, we currently have gold hedging positions. If the gold price rises above the price at which future production has been committed under these hedge instruments, we will have an opportunity loss. However, if the gold price falls below that committed price, our revenues will be protected to the extent of such committed production. In addition, we may experience losses if a hedge counterparty defaults under a contract when the contract price exceeds the gold price.

     For a more detailed description of our hedge positions, see the discussion in "Hedging" in Item 7A, "Quantitative and Qualitative Disclosures About Market Risks" in our Annual Report on Form 10-K for our most recently completed fiscal year.

     Currency Fluctuations May Affect the Costs that Newmont Incurs

     Currency fluctuations may affect the costs that we incur at our operations. Gold is sold throughout the world based principally on the U.S. dollar price, but a portion of our operating expenses are incurred in local currencies. The appreciation of non-U.S. dollar currencies against the U.S. dollar can increase the costs of gold production in U.S. dollar terms at mines located outside the United States, making such mines less profitable. The currencies which primarily impact our results of operations are the Canadian and Australian dollars.

     For a more detailed description of how currency exchange rates may affect costs and for a recent discussion of specific currency fluctuations, see the discussion in "Foreign Currency Exchange Rates" in Item 7, "Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations" in our Annual Report on Form 10-K for our most recently completed fiscal year.

     Gold Mining Companies are Subject to Extensive Environmental Laws and Regulations

     Our exploration, mining and processing operations are regulated in all countries in which we operate under various federal, state, provincial and local laws and regulations relating to the protection of the environment, which generally include air and water quality, hazardous waste management and reclamation. Furthermore, these laws and regulations are continually changing and are generally becoming more restrictive. We have made, and expect to make in the future, expenditures to comply with such laws and regulations, but we cannot predict the amount of such future expenditures. Estimated future reclamation costs are based principally on legal and regulatory requirements. The regulatory environment in which we operate could change in ways that would substantially increase our costs to achieve compliance. Delays in obtaining or failure to obtain government permits and approvals or significant changes in regulation could have a material adverse effect on our operations or financial position.

     In addition, we are involved in several matters concerning environmental obligations associated with former mining activities. Generally, these matters concern developing and implementing remediation plans at the various sites involved. We cannot predict the ultimate resolution of these matters and we may not have sufficient reserves to cover any liabilities.

     For additional information on our potential environmental liabilities, see the notes to our Consolidated Financial Statements contained in our in our Annual Report on Form 10-K for our most recently completed fiscal year and any subsequent Quarterly Report on Form 10-Q for our most recently completed fiscal quarter.

Risks Related to Newmont Operations

     Certain Factors Outside of Our Control May Affect Our Ability to Support the Carrying Value of Goodwill

     At December 31, 2002, the carrying value of our goodwill was approximately $3.0 billion or 30% of our total assets. Such goodwill has been assigned to our Merchant Banking Segment ($1.6 billion) and Exploration Segment ($1.1 billion), and to various mine site reporting units ($300 million in the aggregate). As further described in our Annual Report on Form 10-K for our most recently completed fiscal year under "Critical Accounting Policies" in Item 7, "Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations" and in Note 3 to the Consolidated Financial Statements, this goodwill arose in connection with our February 15, 2002 acquisition of Normandy Mining Limited and Franco-Nevada Mining Corporation Limited, and it represents the excess of the aggregate purchase price over the fair value of the identifiable net assets of Normandy Mining Limited and Franco-Nevada Mining Corporation Limited as measured at February 15, 2002. Such goodwill was assigned to reporting units based on independent appraisals performed by Behre Dolbear & Company, Inc., a mineral industry consulting firm. We evaluate, on at least an annual basis, the carrying amount of goodwill to determine whether current events and circumstances indicate that such carrying amount may no longer be recoverable. This evaluation involves a comparison of the fair value of our reporting units to their carrying values. The fair values of the applicable reporting units are based in part on certain factors that may be partially or completely outside of our control, such as the investing environment, the discovery of proven and probable reserves, commodity prices and other factors. In addition, we may not be able to easily replicate some of the assumptions underlying the Merchant Banking and Exploration Segment February 15, 2002 appraisals, even though these assumptions were based on historical experience and we consider these assumptions to be reasonable under the circumstances. With respect to the Merchant Banking Segment, these assumptions included (1) an initial investment of $300 million; (2) additional annual investments of $50 million commencing in year two (2003) of a seven-year time horizon; (3) an average long-term after-tax return of 37.3%; (4) the immediate reinvestment of average annual returns; and (5) discount rates ranging from 8% to 9%. With respect to the Exploration Segment, these assumptions included (1) 1.6 million recoverable ounces of additions to proven and probable reserves through new discoveries in the first year following the acquisition; (2) an annual growth rate for such reserve additions of 23.1% over a ten-year period; (3) a fair value for each recoverable ounce of reserve additions of approximately $58; and
(4) a discount rate of 15%.

     Our assumptions set forth above are subject to risks and uncertainties. In the absence of any mitigating valuation factors, our failure to achieve one or more of the February 15, 2002 appraisal assumptions will over time result in an impairment charge. Accordingly, we cannot give you any assurance that significant non-cash impairment losses will not be recorded in the future due to possible declines in the fair values of our reporting units. For a more detailed description of the estimates, assumptions and related risks involved in assessing the recoverability of the carrying value of goodwill, see the discussion under "Critical Accounting Policies" in Item 7, "Management's Discussion and Analysis of Consolidated Financial Condition and Results of Operations" in our Annual Report on Form 10-K for our most recently completed fiscal year.

     Our Level of Indebtedness May Affect Our Business

     As a result of our acquisitions, our level of indebtedness has increased, although net indebtedness is a smaller percentage of our total capitalization than it was prior to the acquisitions. As of September 30, 2003, our debt was $1.4 billion. This level of indebtedness could have important consequences for our operations, including:

     o We may need to use a large portion of our cash flow to repay principal and pay interest on our debt, which will reduce the amount of funds available to finance our operations and other business activities;

     o Our debt level may make us vulnerable to economic downturns and adverse developments in our businesses and markets; and

     o Our debt level may limit our ability to pursue other business opportunities, borrow money for operations or capital expenditures in the future or implement our business strategy.

     We expect to obtain the funds to pay our expenses and to pay principal and interest on our debt by utilizing cash flow from operations. Our ability to meet these payment obligations will depend on our future financial performance, which will be affected by financial, business, economic and other factors. We will not be able to control many of these factors, such as economic conditions in the markets in which we operate. We cannot be certain that our future cash flow from operations will be sufficient to allow us to pay principal and interest on our debt and meet our other obligations. If cash flow from operations is insufficient, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or issue additional equity. We cannot be sure that we will be able to do so on commercially reasonable terms, if at all.

     Our Operations Outside North America and Australia are Subject to the Risks of Doing Business Abroad

     Exploration, development and production activities outside of North America and Australia are potentially subject to political and economic risks, including:

     o    cancellation or renegotiation of contracts;

     o disadvantages of competing against companies from countries that are not subject to U.S. laws and regulations, including the Foreign Corrupt Practices Act;

     o    changes in foreign laws or regulations;

     o    changes in tax laws;

     o royalty and tax increases or claims by governmental entities, including retroactive claims;

     o    expropriation or nationalization of property;

     o    currency fluctuations (particularly in countries with high inflation);

     o    foreign exchange controls;

     o restrictions on the ability of local operating companies to sell gold offshore for U.S. dollars, and on the ability of such companies to hold U.S. dollars or other foreign currencies in offshore bank accounts;

     o import and export regulations, including restrictions on the export of gold;

     o    restrictions on the ability to pay dividends offshore;

     o    environmental controls;

     o risks of loss due to civil strife, acts of war, guerrilla activities, insurrection and terrorism; and

     o other risks arising out of foreign sovereignty over the areas in which our operations are conducted.

     Consequently, our exploration, development, and production activities outside of North America and Australia may be substantially affected by factors beyond our control, any of which could materially adversely affect our financial position or results of operations. Furthermore, in the event of a dispute arising from such activities, we may be subject to the exclusive jurisdiction of courts outside North America or Australia or may not be successful in subjecting persons to the jurisdiction of the courts in North America or Australia, which could adversely affect the outcome of a dispute.

     We have substantial investments in Indonesia, a nation that since 1997 has undergone financial crises and devaluation of its currency, outbreaks of political and religious violence, changes in national leadership, and the secession of East Timor, one of its former provinces. Despite democratic elections in 1999, a change in government occurred in late July 2001, and civil unrest, independence movements, and tensions between the civilian government and the military continue. These problems heighten the risk of abrupt changes in the national policy toward foreign investors, which in turn could result in unilateral modification of concessions or contracts, increased taxation, or expropriation of assets. If this were to occur with respect to our Contracts of Work, our financial condition and results of operations could be materially adversely affected.

     During the last two years, Minera Yanacocha, of which we own a 51.35% interest, has been the target of numerous local political protests, including ones that blocked the road between the Yanacocha mine complex and the city of Cajamarca in Peru. We cannot predict whether these incidents will continue, nor can we predict the government's continuing positions on foreign investment, mining concessions, land tenure, environmental regulation or taxation. The

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continuation or intensification of protests or a change in prior governmental positions could adversely affect our operations in Peru.

     Recent violence reportedly committed by radical elements in Indonesia and other countries, and the presence of U.S. forces in Iraq and Afghanistan may increase the risk that operations owned by U.S. companies will be the target of further violence. If any of our operations were so targeted, it could have an adverse effect on our business.

     Remediation Costs for Federal Superfund Law Liabilities May Exceed the Provisions We Have Made

     We have conducted extensive work at two inactive sites in the United States. At one of these sites, remediation requirements have not been finally determined, and, therefore, the final cost cannot be estimated. At a third site in the United States, an inactive uranium mine and mill formerly operated by one of our subsidiaries, remediation work at the mill is ongoing, but remediation at the mine is subject to dispute and has not yet commenced. The environmental standards that may ultimately be imposed at this site as a whole remain uncertain and there is a risk that the costs of remediation may exceed the provision our subsidiary has made for such remediation by a material amount.

     Whenever a previously unrecognized remediation liability becomes known or a previously estimated cost is increased, the amount of that liability or additional cost is expensed and this can materially reduce net income in that period.

     Occurrence of Events for Which We are Not Insured May Affect Our Cash Flow and Overall Profitability

     We maintain insurance to protect ourselves against certain risks related to our operations. This insurance is maintained in amounts that we believe to be reasonable depending upon the circumstances surrounding each identified risk. However, we may elect not to have insurance for certain risks because of the high premiums associated with insuring those risks or for various other reasons; in other cases, insurance may not be available for certain risks. Some concern always exists with respect to investments in parts of the world where civil unrest, war, nationalist movements, political violence or economic crisis are possible. These countries may also pose heightened risks of expropriation of assets, business interruption, increased taxation and a unilateral modification of concessions and contracts. We do not maintain insurance against political risk. Occurrence of events for which we are not insured may affect our cash flow and overall profitability.

     Our Business Depends on Good Relations with Our Employees

     We may experience difficulties in integrating labor policies, practices, and strategies with our acquired subsidiaries. In addition, problems with or changes affecting employees of one subsidiary may affect relations with employees of other subsidiaries.

     At December 31, 2002, unions represented approximately 37% of our worldwide work force. On that date, we had 958 employees at our Carlin, Nevada operations, 244 employees in Canada at our Golden Giant operation, 3,446 employees in Indonesia at our Batu Hijau operations, 47 employees in New Zealand at our Martha operation, 351 employees in Bolivia at our Kori Kollo operation, and 494 employees in Australia at our Golden Grove, Pajingo, Tanami

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and Yandal operations combined, working under a collective bargaining agreement or similar labor agreement.

     Our Earnings also Could be Affected by the Prices for Other Commodities

     Our revenues and earnings also could be affected by the prices of other commodities such as copper and zinc, although to a lesser extent than by the price of gold. The prices of copper and zinc are affected by numerous factors beyond our control. For more information, see the discussion under "Copper and Zinc" in Item 1, "Business" and the discussion under Item 2, "Properties" in our Annual Report on Form 10-K for our most recently completed fiscal year.

     Title to Some of Our Properties May Be Defective or Challenged

     Although we have conducted title reviews of our properties, title review does not necessarily preclude third parties from challenging our title. While we believe that we have satisfactory title to our properties, some risk exists that some titles may be defective or subject to challenge. In addition, some of our Australian properties could be subject to native title or traditional landowner claims, but these claims would not deprive us of the properties. For information regarding native title or traditional landowner claims, see the discussion under the Australia section of Item 2, "Properties" in our Annual Report on Form 10-K for our most recently completed fiscal year.

     We Compete With Other Mining Companies

     We compete with other mining companies to attract and retain key executives and other employees with technical skills and experience in the mining industry. We also compete with other mining companies for rights to mine properties containing gold and other minerals. There can be no assurance that we will continue to attract and retain skilled and experience employees, or to acquire additional rights to mine properties.

     Our Anti-Takeover Provisions Could Limit Amounts Offered in a Takeover

     Article Ninth of our certificate of incorporation and our rights agreement may make it more difficult for various corporations, entities or persons to acquire control of us or to remove management. Article Ninth of our certificate of incorporation requires us to obtain the approval of holders of 80% of all classes of our capital stock who are entitled to vote in the election of directors, voting together as one class, to enter into certain types of transactions generally associated with takeovers, unless our Board of Directors approves the transaction before the other corporation, entity or person acquires 10% or more of our outstanding shares. In addition, the Board has declared a dividend of one preferred share purchase right for each outstanding share of our common stock under a rights agreement, dated as of February 13, 2002, between Newmont Mining and Mellon Investor Services LLC, as the rights agent. The rights agreement, in effect, imposes a significant penalty upon any person or group that acquires 15% or more of our outstanding common stock without the approval of the Board. While the anti-takeover provisions protect stockholders from coercive or otherwise unfair takeover tactics, they may also limit the premium over market price available to holders of common stock in a takeover situation.

                                ACQUISITION TERMS

     We may offer and issue shares of our common stock and warrants to purchase shares of common stock from time to time in connection with direct and indirect acquisitions of other businesses, properties or assets. We will furnish this prospectus to the security holders or owners of the businesses, properties or assets we are acquiring in exchange for the shares and warrants we offer by this prospectus.

     We expect that the terms upon which we issue the shares and warrants will be determined through negotiations with the security holders or principal owners of the businesses, properties or assets that we are acquiring. We expect that the value of shares of common stock that we issue in an acquisition will be reasonably related to the market price for our common stock prevailing at or near the time we enter into the relevant acquisition agreement or complete the acquisition.

     We will pay all expenses of the offering of shares and warrants by this prospectus. We will not pay any underwriting discounts or commissions in connection with the issuance of these securities, although we may pay finder's fees with respect to specific acquisitions. Any person receiving a finder's fee may be deemed to be an "underwriter" within the meaning of the Securities Act.

     We will use this prospectus in connection with the issuance of our shares of common stock and warrants in those acquisitions that would be exempt from registration except for the possibility of integration with other transactions. We may also provide a prospectus supplement with specific information about the terms of the acquisitions and the securities being issued. If an acquisition would not be exempt from registration, we will furnish those offerees this prospectus, as amended by a post-effective amendment to the registration statement on Form S-4 of which this prospectus is a part.

     If we complete an acquisition or series of acquisitions since the date of our most recently audited financial statements that would have a material financial effect on us, we will file a Current Report on Form 8-K or amendment to the registration statement in which this prospectus was filed with the SEC containing the financial and other information about the acquisitions that would be material to subsequent purchasers of the securities we offer through this prospectus.

     The securities we issue in acquisitions may be subject to restrictions on resale imposed by Rules 144 and 145 under the Securities Act. In addition, we may impose contractual holding period requirements on the persons acquiring our securities in acquisitions.

                        DESCRIPTION OF OUR CAPITAL STOCK

     The rights of our stockholders will be governed by Delaware law, our certificate of incorporation and our by-laws. The following is a summary of the material terms of our capital stock. For additional information regarding our capital stock, please refer to the applicable provisions of Delaware law, our certificate of incorporation and by-laws and the rights agreement, dated as of February 13, 2002, between us and Mellon Investor Services LLC, as rights agent, relating to rights to purchase shares of our series A junior participating preferred stock. Copies of our certificate of incorporation, our by-laws and our rights agreement are exhibits to the registration statement of which this prospectus is a part.

     As of January 12, 2004, we had 755,000,000 shares of authorized capital stock. Those shares consisted of:

     o 5,000,000 shares of preferred stock, par value $5.00 per share, of which one share of special voting stock was outstanding; and

     o 750,000,000 shares of common stock, par value $1.60 per share, of which (1) 398,829,809 shares were outstanding, including shares evidenced by Australian CHESS depositary interests which represent beneficial ownership of shares of common stock of Newmont Mining on a ten-for-one basis and (2) 42,795,478 shares were issuable upon conversion of the exchangeable shares of Newmont Mining Corporation of Canada Limited ("Newmont Canada"), have economic rights equivalent to those of our common stock and are exchangeable on a one-for-one basis with shares of our common stock.

     The holder of the outstanding share of special voting stock exercises the voting and other rights attached to the share as trustee for and on behalf of the registered holders of outstanding shares of the exchangeable shares.

Common Stock

     The following is a summary of the terms of our common stock. For additional information regarding our common stock, please refer to our certificate of incorporation, our by-laws and the applicable provisions of Delaware law.

Dividend Rights

     Holders of our common stock may receive dividends when, as and if declared by our Board out of funds of Newmont Mining legally available for the payment of dividends. Subject to the terms of any outstanding preferred stock, holders of our common stock may not receive dividends until we have satisfied our obligations to any holders of our preferred stock.

     As a Delaware corporation, we may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which a dividend is declared and/or the preceding fiscal year. Section 170 of the Delaware General Corporation Law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

     Currently, we pay dividends on our common stock each quarter. The determination of the amount and timing of future dividends will be made by our Board of Directors from time to time and will depend on our future earnings, capital requirements, financial conditions and other relevant factors.

Voting and Other Rights

     Holders of our common stock are entitled to one vote per share and, in general, a majority of votes cast with respect to a matter will be sufficient to authorize action upon routine matters.

         Holders of shares of our special voting share are entitled to vote, as a single class, together with the holders of shares of our common stock on all matters on which our stockholders are entitled to vote. The holders of record of a majority of the outstanding shares of our capital stock entitled to vote at the meeting of our stockholders must be present in person or represented by proxy at the meeting in order to constitute a quorum for all matters to come before the meeting. For purposes of determining the presence of a quorum, "shares of our capital stock" includes shares of our common stock (including shares represented by Australian CHESS depositary interests), as well as the maximum number of shares of our common stock that the holder of the special voting share is entitled to vote at the meeting on behalf of the holders of the outstanding exchangeable shares. For additional information regarding our special voting share, please see the discussion in "-- Special Voting Stock" beginning on page 16 of this prospectus.

     Special meetings of our stockholders may be called by our Board of Directors or by the Chairman of the Board or by our President, and will be called by the Chairman of the Board or by our President or Secretary upon a written request stating the purposes of the proposed meeting and signed by a majority of our Board of Directors or stockholders owning at least 25% of our outstanding capital stock entitled to vote at the meeting.

     Written notice of a meeting of our stockholders is given personally or by mail, not less than 10 days nor more than 60 days before the date on which the meeting is held, to each stockholder of record entitled to vote at the meeting. The notice must state the time, place and purposes of the meeting. In the event of a special meeting called upon the written request of our stockholders, the notice will describe any business set forth in the statement of purpose in the written stockholder request, as well as any additional business that our Board of Directors proposes to be conducted at the meeting. If mailed, the notice will be sent to our stockholders at their respective addresses appearing on our stock records or to such other addresses as they may designate in writing, and will be deemed given when mailed. A waiver of any notice, signed by a stockholder before or after the time for the meeting, will be deemed equivalent to that stockholder having received the notice.

     Our Board of Directors is not classified. Directors are to be elected by a plurality of those shares of our capital stock present and entitled to vote at a meeting of stockholders, and our stockholders do not have the right to cumulate their votes in the election of directors.

Liquidation

     In the event of any liquidation, dissolution or winding up of Newmont Mining, holders of our common stock would be entitled to receive proportionately any assets legally available for distribution to our stockholders with respect to shares held by them, subject to any prior rights of the holders of any of our preferred stock then outstanding. Immediately prior to any liquidation, dissolution or winding up of Newmont Mining, all holders of exchangeable shares would become holders of our common stock pursuant to the terms of the exchangeable shares and would therefore be entitled to share ratably in any distribution to other holders of common stock.

Redemption

     Newmont Mining common stock is not redeemable or convertible.

Preferred Share Purchase Rights

     Each issued share of our common stock includes a preferred stock purchase right. See "Anti-Takeover Provisions - Stockholders Rights Plan" below.

Other Provisions

     All of the issued and outstanding shares of our common stock are validly issued, fully paid and nonassessable. Holders of our common stock have no preemptive rights with respect to any securities of Newmont Mining.

Listing

     Our common stock trades on the New York Stock Exchange under the symbol "NEM." ChaseMellon Stockholder Services, L.L.C. is the registrar, transfer agent, conversion agent and dividend disbursing agent for the common stock.

     Our common stock also trades in the form of Australian CHESS depositary interests on the Australian Stock Exchange under the symbol "NEM".

Newmont Mining CDIs

     The Newmont Mining Australian CHESS depositary interests (the "CDIs") are units of beneficial ownership in our common stock held by CHESS Depositary Nominees Pty Ltd. (ACN 071346506) ("CDN"), a wholly owned subsidiary of the Australian Stock Exchange Limited (ACN 008624691). The Newmont Mining CDIs entitle holders to dividends and other rights economically equivalent to our common stock on a ten-for-one basis, including the right to attend Newmont Mining stockholders' meeting. The Newmont Mining CDIs are convertible at the option of the holders into our common stock on a ten-for-one basis. CDN, as the stockholder of record, will vote the underlying shares of our common stock in accordance with the directions of the CDI holders.

Preferred Stock - General

     Our preferred stock is issuable in series. Our board of directors has the power to fix various terms for each series of preferred stock, including the following:

          o    voting powers,

          o    designations,

          o    preferences,

          o    the relative participating and option or other rights,

          o    qualifications, and

          o    limitations and restrictions.

Special Voting Stock

     The following is a summary of our special voting stock, which consists of a share of preferred stock with special voting rights. For additional information regarding our special voting stock, please refer to the certificate of designations setting forth the terms of the special voting stock. The certificate of designations is an exhibit to the registration statement of which this prospectus is a part.

     Computershare Trust Company of Canada, as trustee under a voting and exchange trust agreement, holds the outstanding share of special voting stock. The holder of the special voting share exercises the voting and other rights attached to the share as trustee for and on behalf of the registered holders of the exchangeable shares of our wholly-owned subsidiary, Newmont Canada. The exchangeable shares have economic rights equivalent to those of our common stock and are exchangeable on a one-for-one basis with shares of our common stock. Upon the unanimous approval of Newmont Mining's board of directors, Newmont Canada may from time to time issue additional exchangeable shares. The following is a summary description of the material provisions of the rights, privileges, restrictions and conditions attaching to the special voting share and the related exchangeable shares as they affect Newmont Mining.

Ranking

     With respect to distributions of assets upon liquidation, dissolution or winding up of Newmont Mining, the special voting share ranks (1) senior to our common stock, (2) on parity with our other preferred stock and (3) junior to any other class or series of capital stock of Newmont Mining.

Dividend Rights

     The special voting share is not entitled to receive dividends.

     Holders of exchangeable shares are entitled to receive dividends from Newmont Canada which are equivalent to any declared by our Board of Directors on our common stock. These dividends will be paid out of money, assets or property of Newmont Canada properly applicable to the payment of dividends, or out of authorized but unissued shares of Newmont Canada, as applicable. Holders of exchangeable shares are not entitled to any dividends other than or in excess of the foregoing dividends. The record date for the determination of the holders of exchangeable shares entitled to receive payment of, and the payment date for, any dividend declared on the exchangeable shares will be the same dates as the record date and payment date, respectively, for the corresponding dividend declared on shares of our common stock.

Voting Rights

     Holders of exchangeable shares are not holders of our common stock and, therefore, do not have the direct right to vote on matters relating to Newmont Mining on which our stockholders are entitled to vote.

     The holder of the special voting share has the right to vote together with the holders of our common stock on all matters on which holders of our common stock are entitled to vote. The holder of the special voting share is entitled to cast a number of votes equal to the lesser of (1) the number of exchangeable shares outstanding from time to time (except those exchangeable shares held by us or our affiliates) and (2) 10% of the total number of votes attached to the shares of our common stock then outstanding. The holder of the special voting share will exercise the voting and others rights attached to the share only on the basis of instructions received from holders of exchangeable shares, as trustee for and on behalf of the registered holders of the exchangeable shares.

Certain Restrictions

     So long as any of the exchangeable shares not owned by us or our affiliates are outstanding:

     (1) without the approval of the holders of the exchangeable shares and Newmont Canada (unless in each case the economic equivalent is simultaneously issued, distributed or made, as the case may be, to the holders of exchangeable shares), we will not:

          o issue or distribute shares of our common stock, or securities exchangeable for or convertible into or carrying rights to acquire shares of our common stock, to the holders of all or substantially all of the then outstanding shares of our common stock by way of stock dividend or other distribution, other than an issue of shares of our common stock, or securities exchangeable for or convertible into or carrying rights to acquire shares of our common stock, to holders of shares of our common stock (a) who exercise an option to receive dividends in shares of our common stock or securities exchangeable for or convertible into or carrying rights to acquire shares of our common stock, in lieu of receiving cash dividends, or (b) pursuant to any dividend reinvestment plan or similar arrangement;

          o issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding shares of our common stock entitling them to subscribe for or to purchase shares of our common stock, or securities exchangeable for or convertible into or carrying rights to acquire shares of our common stock;

          o issue or distribute to the holders of all or substantially all of our then outstanding shares of common stock (a) shares or securities (including evidences of indebtedness) of Newmont Mining of any class (other than shares of our common stock or securities convertible into or exchangeable for or carrying rights to acquire shares of our common stock), or (b) rights, options, warrants or other assets other than those referred to above;

          o subdivide, redivide or change our then outstanding shares of common stock into a greater number of shares of our common stock;

          o reduce, combine, consolidate or change our then outstanding shares of common stock into a lesser number of shares of our common stock; or

          o reclassify or otherwise change shares of our common stock or effect an amalgamation, merger, reorganization or other transaction affecting shares of our common stock.

         (2) in the event that a tender offer, share exchange offer, issuer bid, takeover bid or similar transaction with respect to shares of our common stock is proposed by us or is proposed to us or our stockholders and is recommended by our Board, or is otherwise effected or to be effected with the consent or approval of the our Board, and the exchangeable shares are not redeemed by Newmont Canada or purchased by us (or our wholly-owned subsidiary, Newmont Holdings ULC), we will expeditiously and in good faith take all actions and do all things as are reasonably necessary or desirable to enable and permit holders of exchangeable shares (other than us and our affiliates) to participate in the transaction to the same extent and on an economically equivalent basis as the holders of shares of our common stock, without discrimination. Without limiting the generality of the foregoing, we will take all actions and do all things as are reasonably necessary or desirable to ensure that holders of exchangeable shares may participate in each similar transaction without being required to retract exchangeable shares as against Newmont Canada or, if so required, to ensure that any retraction, shall be effective only upon, and shall be conditional upon, the closing of that transaction and only to the extent necessary to participate in the transaction.

Liquidation Rights

     In the event of the liquidation, dissolution or winding-up of Newmont Mining, (1) the holder of the special voting share will be entitled to receive an amount equal to $0.001 and (2) all of the exchangeable shares will automatically be exchanged for shares of our common stock. We will purchase each exchangeable share on the fifth business date prior to the liquidation, dissolution or winding up for a purchase price per share to be satisfied by the delivery of one share of our common stock, together with all declared and unpaid dividends on the exchangeable shares, if any.

     In the event of the liquidation, dissolution or winding-up of Newmont Canada, we (or Newmont Holdings ULC) have the right to purchase all, but not less than all, of the outstanding exchangeable shares from the holders thereof upon payment of a liquidation amount. The liquidation amount will be the amount per exchangeable share that a holder of exchangeable shares is entitled to receive pursuant to the provisions attached to the exchangeable shares on the liquidation, dissolution or winding-up of Newmont Canada, to be satisfied by the delivery of one share of our common stock, together with all declared and unpaid dividends on the exchangeable shares, if any.

Redemption and Retraction

         The special voting share is not redeemable or convertible, except, if no exchangeable shares, other than exchangeable shares held by us or our affiliates, or securities which could give rise to the issuance of any exchangeable shares to any person are outstanding, the special voting share will automatically be redeemed for $0.001.

     Holders of exchangeable shares are entitled at any time, upon delivery of a certificate representing their exchangeable shares and a duly executed retraction request, to require Newmont Canada to redeem their exchangeable shares. The retraction price will be the amount per exchangeable share that a holder of exchangeable shares is entitled to receive pursuant to the provisions attached to the exchangeable shares on a retraction of an exchangeable share, to be satisfied by the delivery of one share of our common stock, together with all declared and unpaid dividends on the exchangeable shares, if any. Newmont Canada must deliver all retraction requests to us (or Newmont Holdings ULC), whereupon we (or Newmont Holdings ULC), instead of Newmont Canada, will have the right to purchase for the retraction price the exchangeable shares that are the subject of the request. If we do not exercise this right, Newmont Canada is required to effect the redemption.

     On or at any time after the seventh anniversary of the date on which the exchangeable shares were first issued, subject to acceleration in some circumstances, Newmont Canada is required to redeem all the outstanding exchangeable shares. The redemption price will be the amount per exchangeable share that a holder of exchangeable shares is entitled to receive pursuant to the provisions of the exchangeable shares on a redemption of exchangeable shares, to be satisfied by the delivery of one share of our common stock, together with all declared and unpaid dividends, if any. In this event, we (or Newmont Holdings ULC) will have the overriding right to acquire the outstanding exchangeable shares in exchange for the redemption price on the redemption date. If we exercise this right, Newmont Canada's obligation to redeem the exchangeable shares will terminate.

Listing

     The exchangeable shares are listed on the Toronto Stock Exchange under the symbol "NMC".

Anti-Takeover Provisions

     Article Ninth of our certificate of incorporation and our rights agreement may make it more difficult for various corporations, entities or persons to acquire control of us or to remove management.

Approval of Various Mergers, Consolidations, Sales and Leases

     Article Ninth of our certificate of incorporation requires us to get the approval of the holders of 80% of all classes of our capital stock who are entitled to vote in elections of directors, voting together as one class, to enter into the following types of transactions:

          o a merger or consolidation between us and another corporation that holds 10% or more of our outstanding shares;

          o the sale or lease of all or a substantial part of our assets to another corporation or entity that holds 10% or more of our outstanding shares; or

          o any sale or lease to us of assets worth more than $10 million in exchange for our securities by another corporation or entity that holds 10% or more of our outstanding shares.

     However, Article Ninth does not apply to any transaction if:

          o our Board approves the transaction before the other corporation, person or entity becomes a holder of 10% or more of our outstanding shares; or

          o we or our subsidiaries own a majority of the outstanding voting shares of the other corporation.

     Article Ninth can only be altered or repealed with the approval of the holders of 80% of all classes of our capital stock who are entitled to vote in elections of directors, voting together as one class.

Stockholders Rights Plan

     On January 30, 2002, our Board declared a dividend of one preferred share purchase right for each outstanding share of our common stock. The dividend was paid on February 15, 2002 to the stockholders of record on February 15, 2002. The rights were issued pursuant to the terms of the Rights Agreement, dated as of February 13, 2002 between Newmont Mining and Mellon Investor Services LLC, as the rights agent.

     Our Board has adopted this rights agreement to protect stockholders from coercive or otherwise unfair takeover tactics. In general terms, it works by imposing a significant penalty upon any person or group which acquires 15% or more of our outstanding common stock without the approval of our Board of Directors. The rights agreement should not interfere with any merger or other business combination approved by our Board.

     The following is a summary description of our rights agreement and should be read together with the entire rights agreement, which is included as an exhibit to the registration statement of which this prospectus forms a part.

     The Rights. Our Board authorized the issuance of a right with respect to each share of common stock outstanding on February 15, 2002. The rights initially trade with, and are inseparable from, shares of our common stock. The rights are evidenced only by certificates that represent shares of our common stock. New rights will accompany any new shares of our common stock that we issue after February 15, 2002 until the Distribution Date described below.

     Exercise Price. Each right allows its holder to purchase from Newmont Mining one one-thousandth of a share of Series A Junior Participating Preferred Stock ("preferred share") for $100, once the rights become exercisable. This portion of a preferred share will give the stockholder approximately the same dividend, voting and liquidation rights as would one share of common stock. Prior to exercise, the right does not give its holder any dividend, voting or liquidation rights.

     Exercisability. The rights are not exercisable until:

          o 10 days after the public announcement that a person or group has become an "Acquiring Person" by obtaining beneficial ownership of 15% or more of our outstanding common stock, or, if earlier, or

          o 10 business days (or a later date determined by our Board before any person or group becomes an Acquiring Person) after a person or group begins a tender or exchange offer which, if completed, would result in that person or group becoming an Acquiring Person.

     We refer to the date when the rights become exercisable as the "Distribution Date." Until that date, the common stock certificates also evidence the rights, and any transfer of shares of common stock constitutes a transfer of rights. After that date, the rights will separate from the common stock and be evidenced by book-entry credits or by rights certificates that we will mail to all eligible holders of common stock. Any rights held by an Acquiring Person are void and may not be exercised.

     Our Board may reduce the threshold at which a person or group becomes an Acquiring Person from 15% to not less than 10% of the outstanding common stock.

Consequences of a Person or Group Becoming an Acquiring Person.

     o Flip In. If a person or group becomes an Acquiring Person, all holders of rights except the Acquiring Person may, for $100, purchase shares of our common stock prior to the acquisition.

     o Flip On. If we are later acquired in a merger of similar transaction after the Distribution Date, all holders of rights except the Acquiring Person may, for $100, purchase shares of the acquiring corporation with a market value of $200 based on the market price of the acquiring corporation's stock, prior to the merger.

Preferred Share Provisions. Each one one-thousandth of a preferred share, if issued:

     o    will not be redeemable;

     o will entitle holders to quarterly dividend payments of $0.001 per share, or an amount equal to the dividend paid on one share of common stock, whichever is greater;

     o will entitle holders upon liquidation either to receive $1.00 per share or an amount equal to the payment made on one share of common stock, whichever is greater;

     o    will have the same voting power as one share of common stock; and

     o if shares of our common stock are exchanged by merger, consolidation or a similar transaction, will entitle holders to a per share payment equal to the payment made on one share of common stock.

     The value of one one-thousandth interest in a preferred share should approximate the value of one share of common stock.

     Expiration. The rights will expire on February 13, 2012.

     Redemption. Our Board of Directors may redeem the rights for $0.001 per right at any time before any person or group becomes an Acquiring Person. If our Board redeems any rights, it must redeem all of the rights. Once the rights are redeemed, the only right of the holders of rights will be to receive the redemption price of $0.001 per right. The redemption price will be adjusted if we have a stock split or stock dividends of our common stock.

     Exchange. After a person or group becomes an Acquiring Person, but before an Acquiring Person owns 50% or more of our outstanding common stock, our Board may extinguish the rights by exchanging one share of common stock or an equivalent security for each right, other than rights held by the Acquiring Person.

     Anti-Dilution Provisions. Our Board may adjust the purchase price of the preferred shares, the number of preferred shares issuable and the number of outstanding rights to prevent dilution that may occur from a stock dividend, a stock split or a reclassification of the preferred shares or common stock. No adjustments to the purchase price of less than 1% will be made.

     Amendments. The terms of the rights agreement may be amended by our Board without the consent of the holders of the rights. However, our Board may not amend the rights agreement to lower the threshold at which a person or group becomes an Acquiring Person to below 10% of our outstanding common stock. In addition, the Board may not cause a person or group to become an Acquiring Person by lowering this threshold below the percentage interest that the person or group already owns. After a person or group becomes an Acquiring Person, our Board may not amend the agreement in a way that adversely affects holders of the rights.


                      DESCRIPTION OF COMMON STOCK WARRANTS

     We may issue warrants for the purchase of common stock. The warrants may be issued independently or together with any securities offered by any prospectus supplement. The warrants will be issued under one or more common stock warrant agreements between us and a bank or trust company as common stock warrant agent. The common stock warrant agent will be our agent and will not assume any obligations to any owner of the warrants. The following is a summary of the material terms of the separate common stock warrant agreements. This summary is qualified in its entirety by reference to the form of common stock warrant agreement, a copy of which is an exhibit to our registration statement of which this prospectus forms a part.

General

     Under the common stock warrant agreement, warrants may be issued in one or more series. The prospectus supplement and the common stock warrant agreement relating to any series of warrants will include specific terms about the warrants. These terms include some of the following:

          o    the type and number of warrants,

          o the amount of related common stock for which the warrant can be exercised and the price or the manner of determining the price and currency or other consideration to purchase such common stock,

          o    the expiration date of each warrant,

          o    the exercise date of each warrant,

          o    the offering price and currency of each warrant,

          o if applicable, the designation and terms of the securities with which each warrant can be issued,

          o any provision dealing with the date on which the warrants and related securities will be separately transferable,

          o any provision granting a mandatory or an optional redemption provision,

          o    the identity of the common stock warrant agent,

          o    the form of the warrant certificates and

          o    any other terms of the warrant.

     The warrants will be represented by certificates. The warrants may be exchanged under the terms outlined in the common stock warrant agreement. We will not charge any service charges for any transfer or exchange of warrant certificates, but we may require payment for tax or other governmental charges in connection with the exchange or transfer. Until a common stock warrant is exercised, a holder will not be entitled to any payments on or have any rights with respect to the common stock issuable upon exercise of the common stock warrant.

Exercise of Common Stock Warrants

     To exercise warrants, the holder must provide the common stock warrant agent with the following:

          o    payment of the exercise price,

          o certain information required as described on the reverse side of the warrant certificates,

          o    the number of warrants to be exercised and

          o    an executed and completed warrant certificate.

     The common stock warrant agent will issue a new warrant certificate for any warrants not exercised. The exercise price and the number of shares of common stock that each warrant can purchase will be subject to adjustment in certain events, including the issuance of a common stock dividend or a combination, subdivision or reclassification of common stock. No adjustment will be required until cumulative adjustments require an adjustment of at least 1%.

     From time to time, we may reduce the exercise price. No fractional shares will be issued upon exercise of warrants, but we will pay the cash value of any fractional shares otherwise issuable. If we enter into any consolidation, merger, or sale or conveyance of our property as an entirety, the holder of each outstanding warrant shall have the right to the kind and amount of shares of stock, other securities, property or cash receivable by a holder of the number of shares of common stock into which such warrants were exercisable immediately prior to the occurrence of the event.

Modification of the Common Stock Warrant Agreement

     The common stock warrant agreement will permit us and the common stock warrant agent, without the consent of the common stock warrant holders, to supplement or amend the agreement in the following circumstances:

          o    to cure any ambiguity;

          o to correct or supplement any provision which may be defective or inconsistent with any other provisions; or

          o to add new provisions regarding certain matters or questions that we and the common stock warrant agent may deem necessary or desirable and which do not adversely affect the interests of the common stock warrant holders.

                      UNITED STATES FEDERAL INCOME TAXATION

     The following is a description of the material United States federal income tax consequences that may be relevant to non-U.S. holders, as defined below, with respect to the acquisition, ownership and disposition of shares of our common stock and the exercise or disposition of our warrants. This description addresses only the United States federal income tax considerations of non-U.S. holders that are initial purchasers of shares of our common stock or warrants and that will hold shares of our common stock or warrants as capital assets. This description does not address tax considerations applicable to holders that may be subject to special tax rules, including:

          o    financial institutions or insurance companies;

          o    grantor trusts;

          o    dealers or traders in securities or currencies;

          o    tax-exempt entities;

          o    S corporations;

          o persons that received our common stock or warrants as compensation for the performance of services;

          o persons that will hold our common stock or warrants as part of a "hedging" or "conversion" transaction or as a position in a "straddle" for United States federal income tax purposes; or

          o persons that have a "functional currency" other than the United States dollar.

     Moreover, except as set forth below, this description does not address the United States federal estate and gift or alternative minimum tax consequences of the acquisition, ownership and disposition of our shares or the exercise or disposition of our warrants.

     This description is based on the Internal Revenue Code of 1986, as amended, or the "Code," existing, and proposed United States Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date of this prospectus. All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below.

     For purposes of this description, a "non-U.S. holder" is a beneficial owner of shares of our common stock or warrants that, for United States federal income tax purposes, is not:

          o    a citizen or resident of the United States;

          o a partnership or corporation created or organized in or under the laws of the United States or any state thereof, including the District of Columbia;

          o an estate the income of which is subject to United States federal income taxation regardless of its source; or

          o

          o a trust if such trust validly elects to be treated as a United States person for United States federal income tax purposes or if
               (1) a court within the United States is able to exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of the substantial decisions of such trust.

     If a partnership (or any other entity treated as a partnership for United States federal income tax purposes) holds shares of our common stock or warrants, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Such a partner should consult its tax advisor as to its tax consequences.

     You should consult your own tax advisor with respect to the United States federal, state, local and foreign tax consequences of acquiring, owning or disposing of shares of our common stock or exercising or disposing of our warrants.

Distributions

     Generally, but subject to the discussions below under "Status as United States Real Property Holding Corporation" and "Backup Withholding Tax and Information Reporting Requirements," if you are a non-U.S. holder, distributions of cash or property (other than shares of our common stock, if any, distributed pro rata to all our shareholders) paid to you will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable United States income tax treaty. In order to obtain the benefit of any applicable United States income tax treaty, you will have to file certain forms (e.g., Internal Revenue Service Form W-8BEN). Such forms generally would contain your name and address and a certification that you are eligible for the benefits of such treaty. In addition, to the extent there is no "established financial market" for our shares within the meaning of applicable Treasury regulations, you would be required to furnish your Taxpayer Identification Number.

     Except as may be otherwise provided in an applicable United States income tax treaty, if you are a non-U.S. holder and conduct a trade or business within the United States, you generally will be taxed at ordinary United States federal income tax rates (on a net income basis) on dividends that are effectively connected with the conduct of such trade or business and such dividends will not be subject to the withholding described above. If you are a foreign corporation, you may also be subject to a 30% "branch profits tax" unless you qualify for a lower rate under an applicable United States income tax treaty. To claim an exemption from withholding because the income is effectively connected with a United States trade or business, you must provide a properly executed Internal Revenue Service Form W-8ECI (or such successor form as the Internal Revenue Service designates) prior to the payment of dividends.

Sale or Exchange of Our Shares

     Generally, but subject to the discussions below under "Status as United States Real Property Holding Corporation" and "Backup Withholding Tax and Information Reporting Requirements," if you are a non-U.S. holder, you will not be subject to United States federal income or withholding tax on any gain realized on the sale or exchange of our shares unless (1) such gain is effectively connected with your conduct of a trade or business in the United States or (2) if you are an individual, you are present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met.

Warrants

     The following discussion assumes that the form of the warrants will be respected for United States federal income tax purposes. Depending on the terms of the warrants, a holder of a warrant may be treated by the Internal Revenue Service, for United States federal income tax purposes, as holding the underlying common stock from the date of acquisition of the warrant or otherwise.

     Generally, if you are a non-U.S. holder, you will not recognize any gain or loss upon exercise of a warrant (except with respect to any cash received in lieu of a fractional share of common stock).

     Generally, but subject to the discussions below under "Status as United States Real Property Holding Corporation" and "Backup Withholding Tax and Information Reporting Requirements," if you are a non-U.S. holder you generally will not be subject to United States federal income tax in respect of gain recognized from the sale or exchange of a warrant unless (i) the gain is effectively connected with a trade or business conducted by the non-U.S. holder within the United States or (ii) in the case of a non-U.S. holder who is a non-resident alien individual and holds the common stock into which the warrants are exercisable as a capital asset, such holder is present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met.

Status as United States Real Property Holding Corporation

     We believe that we may be considered a U.S. real property holding corporation within the meaning of the Code, although we are still analyzing the impact of the acquisitions of Franco-Nevada Mining Corporation Limited and Normandy Mining Limited. If we are considered a U.S. real property holding corporation, even if you are a non-U.S. holder and lack other connections with the United States, you may be subject to a tax on any gain realized on the disposition of shares of our common stock or warrants if at the time of the disposition our common stock is not regularly traded on an established securities market. You also may be subject to a withholding tax on the proceeds from the disposition of the shares of our common stock or warrants. Currently, our common stock is regularly traded on an established securities market and, therefore, the tax and the withholding tax described above would not apply to a disposition of shares or warrants, except as provided below. The tax described above would apply to the disposition by you of shares of our common stock or warrants even though our common stock is regularly traded on an established securities market if you are a non-U.S. person who actually or constructively beneficially owns more than 5% of the total fair market value of all outstanding shares of our common stock at any time during the five year period immediately preceding the disposition. The withholding tax described above, however, would not apply to the disposition, except in certain circumstances.

Federal Estate Tax

     Shares of our common stock or warrants held by an individual who at his or her date of death is not a citizen or resident of the United States generally will be subject to United States federal estate tax.

Backup Withholding Tax and Information Reporting Requirements

     United States backup withholding tax and information reporting requirements generally apply to certain payments to certain noncorporate holders of shares of our common stock or warrants.

     If you are not a United States person, however, under current United States Treasury Regulations, backup withholding will not apply to distributions on shares of our common stock to you, provided that we have received valid certifications meeting the requirements of the Code and neither we nor the payor has actual knowledge or reason to know that you are a United States person for purposes of such backup withholding tax requirements.

     If provided by a beneficial owner, the certification must give the name and address of such owner, state that such owner is not a United States person, or, in the case of an individual, that such person is neither a citizen or resident of the United States, and must be signed by the owner under penalties of perjury. If provided by a financial institution, other than a financial institution that is a qualified intermediary, the certification must state that the financial institution has received from the beneficial owner the certificate set forth in the preceding sentence, set forth the information contained in such certificate (and include a copy of such certificate), and be signed by an authorized representative of the financial institution under penalties of perjury. Generally, the furnishing of the names of the beneficial owners of our shares that are not United States persons and a copy of such beneficial owner's certificate by a financial institution will not be required where the financial institution is a qualified intermediary. Moreover, a payor may rely on a certification provided by a payee that is not a United States person only if such payor does not have actual knowledge or a reason to know that any information or certification stated in such certificate is incorrect.

     In the case of such payments made to a foreign simple trust, a foreign grantor trust or a foreign partnership, other than payments to a foreign simple trust, a foreign grantor trust or a foreign partnership that qualifies as a "withholding foreign trust" or a "withholding foreign partnership" within the meaning of such United States Treasury Regulations and payments to a foreign simple trust, a foreign grantor trust or a foreign partnership that are effectively connected with the conduct of a trade or business in the United States, the beneficiaries of the foreign simple trust, the persons treated as the owners of the foreign grantor trust or the partners of the foreign partnership, as the case may be, will be required to provide the certification discussed above in order to establish an exemption from backup withholding tax and information reporting requirements.

     You should consult your own tax advisor concerning the tax consequences of the acquisition, ownership and disposition of shares of our common stock and the exercise or disposition of our warrants.

                            SELLING SECURITY HOLDERS

     This prospectus may also be used for reoffers and resales by persons who receive our common stock or warrants in acquisitions or our common stock on exercise of warrants and who may be entitled to reoffer and resell the common stock or warrants under circumstances requiring the use of a prospectus. However, no person will be authorized to use this prospectus for an offer of the common stock or warrants without first obtaining our consent. We may consent to the use of this prospectus by selling security holders for a limited period of time and subject to limitations and conditions, which may be varied by agreement between us and the selling security holders. A supplement to this prospectus will set forth information identifying the selling security holders and disclosing the information about the selling security holders and the securities to be sold as may then be required by the Securities Act and the rules of the SEC.

                                  LEGAL OPINION

     White & Case LLP will issue for us an opinion about the legality of the offered securities.

                                     EXPERTS

     The financial statements of Newmont Mining Corporation incorporated in this prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Newmont Mining Corporation incorporated in this prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2001 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to various restatements described in
Note 23 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Nusa Tengarra Partnership V.O.F., an equity investee of Newmont, incorporated in this prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Nusa Tengarra Partnership V.O.F. incorporated in this prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2001 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to various restatements in Note 16 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The audited consolidated financial statements of Franco-Nevada Mining Corporation Limited (now Newmont Mining Corporation of Canada Limited) as of March 31, 2001 and 2000 and for each of the three years ended March 31, 2001, incorporated in this prospectus by reference to the Current Report on Form 8-K/A filed on April 15, 2003, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Normandy Mining Limited (now Newmont Australia Limited) as of June 30, 2001 and 2000 and for the years then ended, incorporated in this prospectus by reference to Amendment No. 2 to the Current Report on Form 8-K/A filed by Newmont Mining Corporation on April 15, 2003 have been audited by Deloitte Touche Tohmatsu, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the restatement of the reconciliation to accounting principles generally accepted in the United States of America in Note 40, as discussed in
Note 41), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     Behre Dolbear & Company, Inc., a mineral industry consulting firm, performed an independent appraisal of goodwill assigned to our reporting units in connection with the February 2002 acquisitions of Franco-Nevada Mining Corporation Limited (now Newmont Mining Corporation of Canada Limited) and Normandy Mining Limited (now Newmont Australia Limited). The financial statements of Newmont incorporated in this prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2002 have been so incorporated in reliance on the appraisal of Behre Dolbear & Company, Inc., given on the authority of said firm as experts in mining industry appraisals.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from our web site at http://www.newmont.com or from the SEC's web site at http://www.sec.gov. The information on our website is not incorporated by reference into and is not made a part of this prospectus. You may also read and copy any document we file at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     The SEC allows us to "incorporate by reference" in this prospectus the information in the documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities that may be offered by this prospectus:

          o Annual Report on Form 10-K for the year ended December 31, 2002 (as amended by an Annual Report on Form 10-K/A filed on October 24, 2003);

          o Annual Report of Form 10-K/A for the year ended December 31, 2001 filed on March 20, 2003;

          o Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 (as amended by a Quarterly Report on Form 10-Q/A filed on October 24, 2003), June 30, 2003 (as amended by a Quarterly Report on Form 10-Q/A filed on October 24, 2003) and September 30, 2003;

          o Quarterly Reports on Form 10-Q/A for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002 each filed on April 11, 2003;

          o Current Reports on Form 8-K filed on April 22, 2003 and November 7, 2003;

          o Current Report on Form 8-K/A filed on April 15, 2003 amending Current Report on Form 8-K filed on March 1, 2002 and subsequently amended on April 16, 2002; and

          o The description of our common stock contained in our registration statement on Form 8-A for our common stock filed under the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating that description.

You may request a copy of these documents at no cost to you, by writing or telephoning us as follows:

     Newmont Mining Corporation
     1700 Lincoln Street
     Denver, Colorado  80203
     Attn:  Office of the Secretary
     (303) 863-7414

     You should rely only on the information incorporated by reference or provided in this prospectus or in any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of the securities described in this prospectus in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.  Indemnification of Directors and Officers.

     Article Tenth of the Certificate of Incorporation of Newmont Mining Corporation provides that its directors shall be protected from personal liability, through indemnification or otherwise, to the fullest extent permitted under the General Corporation Law of the State of Delaware as from time to time in effect.

     The By-Laws of Newmont Mining provide that each person who at any time is or shall have been a director or officer of Newmont Mining, or is or shall have been serving another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the request of Newmont Mining, and his or her heirs, executors and administrators, shall be indemnified by Newmont Mining, in accordance with and to the full extent permitted by the General Corporation Law of the State of Delaware. Article VI of the By-Laws of Newmont Mining facilitates enforcement of the right of directors and owners to be indemnified by establishing such right as a contract right pursuant to which the person entitled thereto may bring suit as if the indemnification provisions of the By-Laws were set forth in a separate written contract between Newmont Mining, and the director or officer.

     Section 145 of the General Corporation Law of the State of Delaware authorizes and empowers each Delaware corporation to indemnify its directors, officers, employees and agents against liabilities incurred in connection with, and related expenses resulting from, any claim, action or suit brought against any such person as a result of his or her relationship with the corporation, provided that such persons acted in good faith and in a manner such person reasonably believed to be in, and not opposed to, the best interests of the corporation in connection with the acts or events on which such claim, action or suit is based. The finding of either civil or criminal liability on the part of such person in connection with such acts or events is not necessarily determinative of the question of whether such person has met the required standard of conduct and is, accordingly, entitled to be indemnified. The foregoing statements are subject to the detailed provisions of Section 145 of the General Corporation Law of the State of Delaware.

Item 21.  Exhibits and Financial Statement Schedules.

Exhibit
Number         Description of Documents
-------        ------------------------

3.1            Certificate of Incorporation of Newmont Mining Corporation.
               Incorporated by reference to Appendix F to Newmont Mining Corporation's Registration Statement on Form S-4 (File No. 333-76506), filed with the Securities and Exchange Commission on January 10, 2002.

3.2 Certificate of Amendment to the Certificate of Incorporation of Newmont Mining Corporation. Incorporated by reference to Exhibit
               3.4 to Newmont Mining Corporation's Registration Statement on Form 8-A (File No. 001-31240), relating to the registration of its common stock, filed with the Securities and Exchange

               Commission on February 15, 2002.

3.3 By-Laws of Newmont Mining Corporation. Incorporated by reference to Exhibit 3(g) to Newmont Mining Corporation's Annual Report on Form 10-K for the year ended December 31, 2001.

3.4 Certificate of Elimination of Series A Junior Participating Preferred Stock of the Registrant. Incorporated by reference to
               Exhibit 3.2 to the Registrant's Registration Statement on Form 8-A (File No. 001-31240), relating to the registration of its common stock, filed with the Securities and Exchange Commission on February 15, 2002.

3.5 Certificate of Designations of Special Voting Stock of Newmont Mining Corporation. Incorporated by reference to Exhibit 3.3 to Newmont Mining Corporation's Registration Statement on Form 8-A (File No. 001-31240), relating to the registration of its common stock, filed with the Securities and Exchange Commission on February 15, 2002.

3.6 Certificate of Designations of Series A Junior Participating Preferred Stock of Newmont Mining Corporation. Incorporated by reference to Exhibit 3.1 to Newmont Mining Corporation's Registration Statement on Form 8-A (File No. 001-31240), relating to the registration of its preferred stock purchase rights, filed with the Securities and Exchange Commission on February 15, 2002.

3.7 Certificate of Designations of $3.25 Convertible Preferred Stock of Newmont Mining Corporation. Incorporated by reference to
               Exhibit 3.6 to Newmont Mining Corporation's Registration Statement on Form 8-A (File No. 001-31240), relating to the registration of its $3.25 convertible preferred stock, filed with the Securities and Exchange Commission on February 15, 2002 (which preferred stock was redeemed in full on May 15, 2002).

4.1 Rights Agreement, dated as of February 13, 2002, between Newmont Mining Corporation and Mellon Investor Services LLC (which includes the form of Certificate of Designations of Series B Junior Preferred Stock of Newmont Mining Corporation as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C). Incorporated by reference to Exhibit 4.1 to Newmont Mining Corporation's Registration Statement on Form 8-A (File No. 001-31240), relating to the registration of its preferred stock purchase rights, filed with the Securities and Exchange Commission on February 15, 2002.

4.2 Form of Common Stock Warrant Agreement (including form of Warrant). Incorporated by reference to Exhibit 4.15 to Newmont Mining Corporation's Registration Statement on Form S-3 (No. 33-54249).

5              Opinion of White & Case LLP.

15             Letter re Unaudited Interim Financial Information.

23.1 Consent of PricewaterhouseCoopers LLP re: Annual Report on Form 10-K/A for the year ended December 31, 2002.

23.2 Consent of PricewaterhouseCoopers LLP re: Amendment to Annual Report on Form 10-K/A for the year ended December 31, 2001 filed on March 20, 2003.

23.3 Consent of PricewaterhouseCoopers LLP re: Current Report on Form 8-K/A filed on April 15, 2003

23.4 Consent of PricewaterhouseCoopers LLP re: Nusa Tengarra Partnership V.O.F. - Annual Report on Form 10-K/A for the year ended December 31, 2002.

23.5 Consent of PricewaterhouseCoopers LLP re: Nusa Tengarra Partnership V.O.F. - Amendment to Annual Report on Form 10-K/A for the year ended December 31, 2001 filed on March 20, 2003.

23.6           Consent of Deloitte Touche Tohmatsu.

23.7           Consent of White & Case LLP (included in Exhibit 5).

23.8           Consent of Behre Dolbear & Company, Inc.

24.1 Power of Attorney of certain officers and directors of Newmont Mining Corporation.


Item 22.  Undertakings.

               The undersigned Registrant hereby undertakes:

               (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) to include any prospectus required by Section 10(a)(3)
               of the Securities Act of 1933, as amended;

                    (ii) to reflect in the prospectus any facts or events
               arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                    (iii) to include any material information with respect to
               the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement;

               (2) that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

               (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

               (4) that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (5) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

               (6) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

               (7) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

               (8) that every prospectus (i) that is filed pursuant to paragraph
          (7) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 22nd day of January, 2004.

                                    NEWMONT MINING CORPORATION


                                    By /s/ Britt D. Banks
                                      -----------------------------------------
                                      Britt D. Banks
                                      Vice President, General Counsel and
                                      Secretary



         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                                 Title                                          Date

         *
----------------------
    Glen A. Barton                         Director                                 January 22, 2004

         *
----------------------
Vincent A. Calarco                         Director                                 January 22, 2004

         *
----------------------
  James T. Curry, Jr.                      Director                                 January 22, 2004

         *
----------------------
  Joseph P. Flannery                       Director                                 January 22, 2004

         *
----------------------
   Michael S. Hamson                       Director                                 January 22, 2004

         *
----------------------
  Leo I. Higdon, Jr.                       Director                                 January 22, 2004

         *
----------------------
    Pierre Lassonde                        President and Director                   January 22, 2004

         *
----------------------
   Robert J. Miller                        Director                                 January 22, 2004


         *                                 Chairman of the Board and Chief
----------------------                     Executive Officer
    Wayne W. Murdy                         (Principal Executive Officer)            January 22, 2004

         *
----------------------
  Robin A. Plumbridge                      Director                                 January 22, 2004

         *
----------------------
   John B. Prescott                        Director                                 January 22, 2004



                                      II-6

Signature                                 Title                                          Date

         *
----------------------
   Michael K. Reilly                       Director                                 January 22, 2004

         *
----------------------
   Seymour Schulich                        Director                                 January 22, 2004

         *
----------------------
   James V. Taranik                        Director                                 January 22, 2004

         *
----------------------
    Bruce D. Hansen                        Senior Vice President and Chief          January 22, 2004
                                           Financial Officer
                                           (Principal Financial Officer)

         *
----------------------
   David W. Peat                           Vice President and Global Controller     January 22, 2004
                                           (Principal Accounting Officer)


*By /s/ Britt D. Banks
   --------------------------------
   Britt D. Banks
   As Attorney-in-fact


                                      II-7

                                  EXHIBIT INDEX

Exhibit
Number                   Description of Documents
--------                 ------------------------

3.1            Certificate of Incorporation of Newmont Mining Corporation.
               Incorporated by reference to Appendix F to Newmont Mining Corporation's Registration Statement on Form S-4 (File No. 333-76506), filed with the Securities and Exchange Commission on January 10, 2002.

3.2 Certificate of Amendment to the Certificate of Incorporation of Newmont Mining Corporation. Incorporated by reference to Exhibit
               3.4 to Newmont Mining Corporation's Registration Statement on Form 8-A (File No. 001-31240), relating to the registration of its common stock, filed with the Securities and Exchange Commission on February 15, 2002.

3.3 By-Laws of Newmont Mining Corporation. Incorporated by reference to Exhibit 3(g) to Newmont Mining Corporation's Annual Report on Form 10-K for the year ended December 31, 2001.

3.4 Certificate of Elimination of Series A Junior Participating Preferred Stock of the Registrant. Incorporated by reference to
               Exhibit 3.2 to the Registrant's Registration Statement on Form 8-A (File No. 001-31240), relating to the registration of its common stock, filed with the Securities and Exchange Commission on February 15, 2002.

3.5 Certificate of Designations of Special Voting Stock of Newmont Mining Corporation. Incorporated by reference to Exhibit 3.3 to Newmont Mining Corporation's Registration Statement on Form 8-A (File No. 001-31240), relating to the registration of its common stock, filed with the Securities and Exchange Commission on February 15, 2002.

3.6 Certificate of Designations of Series A Junior Participating Preferred Stock of Newmont Mining Corporation. Incorporated by reference to Exhibit 3.1 to Newmont Mining Corporation's Registration Statement on Form 8-A (File No. 001-31240), relating to the registration of its preferred stock purchase rights, filed with the Securities and Exchange Commission on February 15, 2002.

3.7 Certificate of Designations of $3.25 Convertible Preferred Stock of Newmont Mining Corporation. Incorporated by reference to
               Exhibit 3.6 to Newmont Mining Corporation's Registration Statement on Form 8-A (File No. 001-31240), relating to the registration of its $3.25 convertible preferred stock, filed with the Securities and Exchange Commission on February 15, 2002 (which preferred stock was redeemed in full on May 15, 2002).

4.1            Rights Agreement, dated as of February 13, 2002, between
               Newmont Mining Corporation and Mellon Investor Services LLC (which includes the form of Certificate of Designations of Series B Junior Preferred Stock of Newmont Mining Corporation as Exhibit A, the form of Right Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Shares as Exhibit C). Incorporated by reference to Exhibit 4.1 to Newmont Mining Corporation's Registration Statement on Form 8-A (File No. 001-31240), relating to the registration of its preferred stock purchase rights, filed with the Securities and Exchange Commission on February 15, 2002.

4.2 Form of Common Stock Warrant Agreement (including form of Warrant). Incorporated by reference to Exhibit 4.15 to Newmont Mining Corporation's Registration Statement on Form S-3 (No. 33-54249).

5              Opinion of White & Case LLP.

15             Letter re Unaudited Interim Financial Information.

23.1 Consent of PricewaterhouseCoopers LLP re: Annual Report on Form 10-K/A for the year ended December 31, 2002.

23.2 Consent of PricewaterhouseCoopers LLP re: Amendment to Annual Report on Form 10-K/A for the year ended December 31, 2001 filed on March 20, 2003.

23.3 Consent of PricewaterhouseCoopers LLP re: Current Report on Form 8-K/A filed on April 15, 2003

23.4 Consent of PricewaterhouseCoopers LLP re: Nusa Tengarra Partnership V.O.F. - Annual Report on Form 10-K/A for the year ended December 31, 2002.


23.5 Consent of PricewaterhouseCoopers LLP re: Nusa Tengarra Partnership V.O.F. - Amendment to Annual Report on Form 10-K/A for the year ended December 31, 2001 filed on March 20, 2003.

23.6           Consent of Deloitte Touche Tohmatsu.

23.7           Consent of White & Case LLP (included in Exhibit 5).

23.8           Consent of Behre Dolbear & Company, Inc.

24.1 Power of Attorney of certain officers and directors of Newmont Mining Corporation.

                                      II-9